EXHIBIT 10.20

ADVANCED LUMITECH, INC., D/B/A BRIGHTEC

CONVERTIBLE LINE OF CREDIT NOTE

U.S. $750.000.00	June 8, 2006
Newton, Massachusetts

          FOR VALUE RECEIVED, Advanced Lumitech, Inc., d/b/a Brightec a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with a principal place of business in 8C Pleasant Street, South Natick, Massachusetts 01760 (the “Company”), promises to pay to the order of Ross/Fialkow Capital Partners LLP, as Trustee of Brightec Capital Trust, a Massachusetts nominee trust under declaration of trust dated June8, 2006 (“Holder”), with a principal place of business in 38 Glen Avenue, Newton Center, Massachusetts 02459, the principal amount of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000), or if less, such amount as may be the aggregate unpaid principal amount of all loans or advances made by the Holder to the Company hereunder on or before the date which is twelve (12) months from the date hereof (“Maturity Date “) on which date all amounts outstanding under this Note shall be due and payable.  The aggregate principal balance outstanding shall bear interest thereon at a fixed per annum rate equal to twenty (20%) percent, calculated on the basis of actual number of days elapsed and a 360day year, and shall be payable monthly in arrears commencing July 8, 2006.  Once repaid, amounts borrowed hereunder may not be reborrowed.  Each advance made under this Note, which shall be advanced to the Company by Holder upon Borrower’s request subject to the terms and conditions of, and as provided in, that certain Loan and Security Agreement between the Company and the Holder of even date herewith (the “Loan Agreement”), shall be confirmed by the parties on the schedule of advances attached to this Note as Exhibit “A.”

          Principal and interest shall be payable at the Holder’s main office in lawful money of the United States of America without set-off, deduction or counterclaim.

          This Note is an obligation secured by all of the Company’s business assets pursuant to the Loan Agreement as well as that certain Stock Pledge Agreement from the Company to the Holder also dated of even date herewith.  This Note includes all future amendments, extensions, increases, modifications, renewals, replacements, and/or substitutions thereof, in whole or in part (“Modifications/Substitutions”).  All collateral that may secure this Note, whether such collateral is now existing and/or hereafter arising, shall secure all Modifications/Substitutions of this Note, and any reference to this Note in any loan documents shall be to this Note as it may be amended by any Modifications/ Substitutions.

          At the option of the holder, this Note shall become immediately due and payable upon the occurrence at any time of any “Event of Default” as such tern is defined in the Loan Agreement.

          Principal not paid within ten (10) days of the date when due hereunder shall bear interest at the rate of twenty-five (25%) percent per annum from the date due until so paid.  In case this Note shall not be paid in accordance with its terms, the Company agrees to pay all costs and expenses of collection, including court costs and reasonable attorneys’ fees.

          The Company may prepay at any time the whole or any part of the principal amount due hereunder without penalty upon ten (10) days prior written notice to the Holder.  In the absence of the occurrence of an acceleration of this Note by reason of the occurrence of an Event of Default, all unpaid indebtedness evidenced by this Note (and any and all other sums which may become due hereunder), if not sooner paid, shall be due and payable on the Maturity Date.  All prepayments shall first be applied against any unpaid interest which shall then be due and owing and the balance applied against the unpaid principal.

          No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  The Company and every other maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

          The Company authorizes the Holder to complete this Note if delivered incomplete in any respect and acknowledges that the Holder’s record of all payments, interest, assessments, and related costs, charges and expenses relating to this Note shall, absent manifest error, be prima facie evidence for the purpose of proving amounts due hereunder

          Upon full and final irrevocable payment or conversion of this Note in accordance with the terms hereof, all obligations of the Company to the Holder (except as they relate to its obligations to the Holder as a shareholder to the extent this Note has been converted to common stock of the Company) shall terminate and all security granted or pledged to the Lender to secure the Company’s obligations hereunder shall be terminated or reassigned, as the case may be.

          1.          Conversion Rights.  This Note may be converted into shares of Common Stock, $.001 par value, (the “Common Stock”) of the Company in the manner and upon the terms set forth in subsections 1.1 and 1.2 below.  The Holder, by its acceptance of this Note, acknowledges that as of the date of this Note, there are insufficient authorized shares of the common stock of the Company to allow for conversion of this Note as provided herein.  The Company agrees that it shall prior to May 31, 2007 have obtained all necessary authorization to increase the amount of its authorized shares in an amount sufficient to allow for such conversion.

                       1.1          Optional Conversion.  Subject to and upon compliance with the provisions of this Section 1, the Holder shall have the right at such Holder’s option, at any time and from time-to-time, so long as this Note shall be outstanding, to convert this Note into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

                       1.2          Mechanics of Optional Conversion.  The Holder may exercise the optional conversion right hereunder as to any part hereof by surrendering this Note to the Company, accompanied by written notice stating that the Holder elects to convert all or a specified portion hereof.  Conversion of this Note shall be deemed to have been effected on the date on which delivery of notice of an election to convert is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter (and after surrender of this Note to the Payor), the Payor shall issue and deliver to such Holder a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided herein and any interest which such Holder is entitled to receive, but has not yet received.  The Holder of the Note at the Conversion Date shall be deemed to be the holder of record of such Common Stock on the Conversion Date.  Upon conversion of only a portion of this Note surrendered for conversion, the Payor shall issue and deliver to the Holder of this Note so surrendered for conversion, at the expense of the Payor, a new Note representing the unconverted portion of the Note so surrendered.

                       1.3          Conversion Price.  This Note shall be converted into that number of shares of Common Stock determined by dividing (x) the unpaid principal amount of this Note, together with all accrued but unpaid interest on this Note, at the Conversion Date by (y) the Conversion Price in effect on the Conversion Date.  The Conversion Price at which shares of Common Stock shall be issuable upon conversion of this Note shall be twelve cents per shares ($0.12 per share).  The Conversion Price shall be subject to adjustment as set forth in Subsection 1.5.

                       1.4          Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of this Note.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of this Note, the Payor shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the purchase price determined in accordance with Subsection 1.3, subject to adjustment as specified in Subsection 1.5.

                       1.5          Conversion Price Adjustments for this Note.  The Conversion Price for this Note shall be subject to adjustment from time to time as follows:

                                      1.5.1          Stock Dividends.  If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend or other distribution on Common Stock payable in shares of Common Stock or by a subdivision, split-up or reclassification of outstanding shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision, split-up or reclassification, as the case may be, the Conversion Price shall be appropriately reduced so that thereafter the Holder may convert this Note into the number of shares of Common Stock of the Payer which the Holder would have owned immediately following such action had this Note been converted immediately prior thereto.

                                      1.5.2          Combination of Stock.  If the number of shares of Common Stock outstanding at any time hereafter is decreased by a combination or reclassification of the outstanding shares of Common Stock, then, immediately after the effective date of such combination or reclassification, the Conversion Price shall be appropriately increased so that the Holder thereafter upon conversion of this Note shall be entitled to receive the number of shares of Common Stock of the Payor which the Holder would have owned immediately following such action had this Note been converted immediately prior thereto.

                                      1.5.3          Capital Reorganization or Reclassification.  If the Common Stock issuable upon the conversion of this Note shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Note), then in each such event the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which this Note might have been converted immediately prior to such reorganization, reclassification or change.

                       1.6.         Registration Rights.  The Company shall advise the Holder within thirty (30) days prior its filing a Registration Statement with the Securities Exchange Commission, and in the event any stockholders of the Company are granted registration rights in the future to register additional shares of the Company’s capital stock under the Securities Act of 1933, as amended, the holder of this Note or the shares issued on the exercise of conversion rights hereunder shall be entitled to substantially similar registration rights with respect to such shares, and all shares of Common Stock issued or issuable upon the exercise of the Holder’s conversion rights will be deemed “Registrable Securities,” with the understanding that if, at any time, the Company files a Registration Statement on Form S-1, the shares issued or issuable pursuant to the conversion rights under this Note will be entitled to “piggyback” registration rights on registration of the Company’s securities on a pari passu basis with all other shares to be registered, subject to the execution by the Holder of such documents as the Company or any underwriter may reasonably request. The underwriters, in view of market conditions, may reduce in whole or in part the number of shares proposed to be registered by the holders of this Note.

          2.          Manner of Payment.  All payments hereunder shall be made in lawful money of the United States of America in immediately available funds by crediting such payments to such account in the United States or by delivery to such address in the United States as the Holder may designate for payments hereunder, by notice given to the Company.

          3.          Miscellaneous.

                       3.1          Binding Effect.  This Note shall be binding upon and inure to the benefit of the Holder hereof and its successors, heirs and assigns.  This Note shall be binding upon the Company and any successor to the principal business interest of the Company, whether by merger or otherwise, but may not be assigned or otherwise transferred by the Company without the express written consent of the Holder.  This Note shall take effect as a sealed instrument.

                       3.2          Notices.  Any notice, request or other communication under this Note shall be given by hand delivery or by certified mail, postage prepaid.

                       3.3          Waiver of Demand.  The Company waives presentment, demand, protest and notice of every kind in connection with the enforcement and collection of this Note.

                       3.4          Governing Law.  The execution, delivery and performance of this Note shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under the applicable principles of conflicts of law).  The Company submits to the jurisdiction of the courts of The Commonwealth of Massachusetts for all purposes with respect to this Note, any collateral given to secure its liabilities, obligations, and indebtedness to the Holder, and its relationship with the Holder.

          THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE, THE OBLIGATIONS HEREUNDER, AND ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AS WELL AS ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO SPECIAL, INCIDENTIAL OR CONSEQUENTIAL DAMAGES.

          IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the day and year first written above.

ADVANCED LUMITECH, INC d/b/a BRIGHTEC

By:	/s/ Patrick Planche

Patrick Planche, President

EXHIBIT “A”

SCHEDULE OF PRINCIPAL ADVANCES

Amount of Advance	Date of Advance	Lender Initial	Borrower Initial

1. $350,000.00	June 8, 2006	/s/ JLF	/s/ PP